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                                   EXHIBIT 11

COMPUTATION OF NET INCOME PER SHARE
(Thousands of Dollars Except Per Share Data)

                                                           1994            1993            1992
- -----------------------------------------------------------------------------------------------
FULLY DILUTED
  Average shares outstanding                         86,295,514      88,716,976      88,106,534
  Options -- treasury stock method                      579,924         744,892         812,608
  Assumed conversion of 6.25% Convertible
     Subordinated Debentures                             70,870          84,899          92,406
- -----------------------------------------------------------------------------------------------
  Average fully diluted shares                       86,946,308      89,546,767      89,011,548
  Income before cumulative effects of changes
     in accounting methods                          $   186,571     $   165,227     $   144,636
  Add 6.25% Convertible Subordinated Debentures
     interest -- net of tax                                   8              10              12
- -----------------------------------------------------------------------------------------------
  Income before cumulative effects of changes
     in accounting methods applicable to fully
     diluted shares                                     186,579         165,237         144,648
  Cumulative effects of changes in accounting
     methods                                                                            (81,771)
- -----------------------------------------------------------------------------------------------
  Net income applicable to fully diluted shares     $   186,579     $   165,237     $    62,877
  Income per share:
     Income before cumulative effects of
       changes in accounting methods                $      2.15     $      1.85     $      1.63
     Cumulative effects of changes in
       accounting methods                                                                  (.92)
- -----------------------------------------------------------------------------------------------
     Net income                                     $      2.15     $      1.85     $       .71
===============================================================================================

PRIMARY
  Average shares outstanding                         86,295,514      88,716,976      88,106,534
  Options -- treasury stock method                      566,222         718,920         798,421
- -----------------------------------------------------------------------------------------------
  Average shares and equivalents                     86,861,736      89,435,896      88,904,955
  Income before cumulative effects of changes
     in accounting methods                          $   186,571     $   165,227     $   144,636
  Cumulative effects of changes in accounting
     methods                                                                            (81,771)
- -----------------------------------------------------------------------------------------------
  Net income applicable to shares and
     equivalents                                    $   186,571     $   165,227     $    62,865
  Income per share:
     Income before cumulative effects of
       changes in accounting methods                $      2.15     $      1.85     $      1.63
     Cumulative effects of changes in
       accounting methods                                                                  (.92)
- -----------------------------------------------------------------------------------------------
     Net income                                     $      2.15     $      1.85     $       .71
===============================================================================================

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